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Exhibit 4.31

UNDERTAKING FOR GRANTING
CONVERSION RIGHTS

of

Infineon Technologies AG
Munich, Federal Republic of Germany

To JPMorgan Chase Bank for the benefit of the Noteholders of
Infineon Technologies Holding
B.V., Rotterdam, The Netherlands
€700,000,000
5% Guaranteed Subordinated Convertible Notes
of 2003/2010,
convertible into
ordinary registered shares with no par value (Stückaktien)
of Infineon Technologies AG
(the "Notes").

(1)
The Issuer, pursuant to a Loan Agreement (the "Loan Agreement") between the Issuer as lender and Infineon Technologies AG as borrower, has disbursed to Infineon Technologies AG the proceeds from the sale of the Notes in an amount of €700,000,000 by way of loan (the "Loan"). The due dates for payments under the Loan correspond to the due dates for payments under the Notes; in the event of an early redemption of Notes the Loan is likewise subject to early repayment in an amount equal to the respective Appertaining Claims (subparagraph (2)); finally, the amount of the Loan will be reduced in an amount equal to the Appertaining Claim (subparagraph (2)) if the Conversion Right is validly exercised by delivering Notes pursuant to § 8(2) of the Conditions of Issue of the Notes (the "Conditions").

(2)
In accordance with the provisions of the Loan Agreement, the Issuer has assigned the claims against Infineon Technologies AG for payment of principal under the Loan Agreement in an amount equal to the aggregate Appertaining Claims (§ 13(2)(a) of the Conditions) to JPMorgan Chase Bank acting on account of the Noteholders for purposes of securing the claims for payment of principal of the Notes. Upon such transfer, a partial amount of the Loan equal to the Appertaining Claim will be attributable to each Note. In respect of each Note, such transfer for security purposes will be subject to the condition subsequent (auflösende Bedingung) of the redemption of the Note with Appertaining Claim without exercise of the Conversion Right or the cash payment in lieu of delivery of Shares pursuant to § 10 of the Conditions to the extent the Issuer decides not to deliver in the form of Shares.

(3)
The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivering Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

(4)
Infineon Technologies AG hereby irrevocably, but subject to the condition subsequent (auflösende Bedingung) mentioned below grants to each Noteholder the right to convert, in accordance with the Conditions (in particular §§ 7, 8 and 9 of the Conditions), at any time during the Conversion Period each Note together with the Appertaining Claim in whole, but not in part, into Shares and to receive additional compensation amounts payable pursuant to § 9(2) and cash payments pursuant to § 10 of the Conditions, if any § 22 of the Conditions shall apply. The Undertaking is subject to the condition subsequent (auflösende Bedingung) within the meaning of § 158(2) of the German Civil Code of a Substitution (§ 7(5) of the Conditions). In the case of a Substitution (§ 7(5) of the Conditions) the Undertaking will terminate and will be replaced by the New Undertaking (§ 7(5) of the Conditions); accordingly the right of any Noteholder to receive Shares upon conversion will terminate and will be replaced by the right to receive New Shares (§ 7(5) of the Conditions) upon conversion.

(5)
This Undertaking constitutes direct, unsecured and unsubordinated obligations of Infineon Technologies AG and ranks pari passu with all other present and future unsecured obligations of Infineon Technologies AG, except as otherwise provided by mandatory rules of law.

(6)
This Undertaking constitutes a contract for the benefit of the Noteholders as third party beneficiaries pursuant to § 328(1) of the German Civil Code giving rise to the right of each Noteholder to require performance of the obligations undertaken herein directly from Infineon Technologies AG and to enforce such obligations directly against Infineon Technologies AG.

(7)
Unless otherwise defined herein, terms used herein and defined in the Conditions or the Loan Agreement, as the case may be, shall in this Undertaking have the meaning attributed to them in the Loan Agreement or the Conditions, as the case may be.

(8)
Infineon Technologies AG and JPMorgan Chase Bank agree that JPMorgan Chase Bank shall not act as trustee or in a similar function for the Noteholders. JPMorgan Chase Bank undertakes to hold this Undertaking in custody until the obligations under the Notes and this Undertaking are discharged.

(9)
The rights and obligations under this Undertaking shall be governed exclusively by the laws of the Federal Republic of Germany. Place of performance and place of jurisdiction shall, to the extent legally permitted, be Munich, Federal Republic of Germany.

(10)
The German version of this Undertaking shall be the only legally binding version. The English translation is for convenience only.

Munich,

June 2, 2003

Infineon Technologies AG

We hereby accept all of the above declarations for the benefit of the Noteholders.

London,

June 2, 2003

JPMorgan Chase Bank

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UNDERTAKING FOR GRANTING CONVERSION RIGHTS